Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

We hereby consent to the incorporation by reference in this Current Report on Form S-8 pertaining to the Grandparents.com, Inc. Amended and Restated 2012 Stock Incentive Plan, of our report dated April 10, 2014, relating to the consolidated financial statements of Grandparents.com Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission on April 10, 2014. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Daszkal Bolton LLP

Daszkal Bolton LLP

Boca Raton, Florida

October 14, 2014